Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2024 Financial Results

•Net sales of $17.2 billion
•Net earnings of $1.5 billion, or $6.39 per share
•Cash from operations of $1.6 billion and free cash flow of $1.3 billion
•$1.8 billion of cash returned to shareholders through dividends and share repurchases
•Reaffirms 2024 financial outlook

BETHESDA, Md., April 23, 2024 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2024 net sales of $17.2 billion, compared to $15.1 billion in the first quarter of 2023. Net earnings in the first quarter of 2024 were $1.5 billion, or $6.39 per share, compared to $1.7 billion or $6.61 per share, in the first quarter of 2023. Cash from operations was $1.6 billion in both the first quarters of 2024 and 2023. Free cash flow was $1.3 billion in both the first quarters of 2024 and 2023. First quarter 2024 results included 13 weeks compared to 12 weeks for first quarter 2023.
“Our strong start to 2024 demonstrates our continued success designing, developing and delivering 21st Century Security solutions in support of integrated deterrence for customers around the world. These first quarter results reinforce our confidence in our ability to achieve the full year financial expectations we set in January,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “First quarter sales increased significantly year-over-year and we generated robust free cash flow of nearly $1.3 billion, while taking assertive actions to further strengthen production capacity. In addition, we continued our disciplined and dynamic capital deployment by investing over $700 million into R&D and capital projects and returned significant capital to shareholders through dividends and share repurchases as we remain committed to delivering meaningful free cash flow per share growth over the long-term.
“Our $159 billion backlog includes several large National Security Space awards in the quarter and attests to the breadth of our portfolio, depth of our technical expertise, and understanding of our customers’ needs. These capabilities uniquely position us to lead the realization of joint all domain operations, including reliable battle management and command and control systems integrated across multiple domains, military services, and allied forces. We remain exceptionally focused on the execution of the F-35 program, working with our customers and suppliers to implement TR-3 capabilities, and are encouraged by the progress towards delivery of the first TR-3 configured aircraft. The innovation and open architecture solutions across our portfolio enable customers worldwide to stay prepared and agile amidst an ever-changing threat environment.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		March 31, 2024			March 26, 2023
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$1,835	$1,545	$6.39	$1,994	$1,689	$6.61
	Mark-to-market investment gains[1]	(18)	(14)	(0.06)	(58)	(44)	(0.18)
	As Adjusted (Non-GAAP)[2]	$1,817	$1,531	$6.33	$1,936	$1,645	$6.43

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended
		March 31, 2024	March 26, 2023
	Net sales	$17,195	$15,126

	Business segment operating profit[1]	$1,745	$1,682
	Unallocated items
	FAS/CAS operating adjustment	406	415
	Intangible asset amortization expense	(61)	(62)
	Other, net	(61)	2
	Total unallocated items	284	355
	Consolidated operating profit	$2,029	$2,037

	Net earnings	$1,545	$1,689

	Diluted earnings per share	$6.39	$6.61

	Cash from operations[2]	$1,635	$1,564
	Capital expenditures	(378)	(294)
	Free cash flow[1,2]	$1,257	$1,270

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2024 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2024 Outlook[1]

	Net sales	$68,500 - $70,000

	Business segment operating profit[2]	$7,175 - $7,375

	Total FAS/CAS pension adjustment[3]	~$1,685

	Diluted earnings per share[4]	$25.65 - $26.35

	Cash from operations	$7,750 - $8,050
	Capital expenditures	~$1,750
	Free cash flow[2]	$6,000 - $6,300

1
The company’s current 2024 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments. The company's financial outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company's programs, and a statutory tax rate of 21%. In addition, the outlook includes known impacts from inflationary pressures and labor and supply chain challenges at the time of this news release and experienced to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion. Total expected financial accounting standards (FAS) pension income is not significant. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

4	Although the company typically does not update its outlook for proposed changes in law, the above includes the effect of Notice 2023-63 confirming that certain expenditures incurred in the performance of cost-type contracts are not subject to capitalization. The company believes incorporating the clarification from the Notice more accurately reflects its expectations because the Notice describes the tax treatment of certain expenditures in accordance with the company's analysis of the Internal Revenue Code.

Cash Flows and Capital Deployment Activities
Cash from operations in the first quarter of 2024 was $1.6 billion and capital expenditures were $378 million, resulting in free cash flow of $1.3 billion. The operating and free cash flows for the first quarter of 2024 were comparable to the same period in 2023.
The company's cash activities in the quarter ended March 31, 2024, included the following:
•paying cash dividends of $780 million;
•paying $1.0 billion to repurchase 2.3 million shares; and
•receiving net proceeds of $2 billion from a debt issuance of senior unsecured notes, consisting of $650 million aggregate principal amount of 4.50% Notes due 2029, $600 million aggregate principal amount of 4.80% Notes due 2034 and $750 million aggregate principal amount of 5.20% Notes due 2064.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended
	March 31, 2024	March 26, 2023
Net sales
Aeronautics	$6,845	$6,269
Missiles and Fire Control	2,993	2,388
Rotary and Mission Systems	4,088	3,510
Space	3,269	2,959
Total net sales	$17,195	$15,126

Operating profit
Aeronautics	$679	$675
Missiles and Fire Control	311	377
Rotary and Mission Systems	430	350
Space	325	280
Total business segment operating profit	1,745	1,682
Unallocated items
FAS/CAS operating adjustment	406	415
Intangible asset amortization expense	(61)	(62)
Other, net	(61)	2
Total unallocated items	284	355
Total consolidated operating profit	$2,029	$2,037

Net sales and operating profit of the company's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes the company's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the company's business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management's evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, intangible asset amortization expense, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from the company's business segments and its consolidated operating profit.

Changes in net sales and operating profit generally are expressed in terms of volume, contract mix, and/or performance (referred to as profit adjustments). Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. Contract mix refers to changes in the ratio of contract type or life cycle (e.g., cost-type, fixed-price, development, production and/or sustainment). In addition, comparability of the company's segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company's contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the period they are determined and reflect the inception-to-date effect of such changes.
The company's consolidated net favorable profit booking rate adjustments represented approximately 11% and 25% of total segment operating profit in the quarters ended March 31, 2024 and March 26, 2023. The decrease in the net favorable profit booking rate adjustments was driven by a $100 million reach-forward loss recognized on a classified program at MFC after updating the company's assessment of the likelihood that the options may be exercised and concluded that an option would be exercised based on progress made on the program and discussions with the customer. In addition to this reach-forward loss, net favorable profit booking rate adjustments were lower by $120 million, see the discussion below.

Aeronautics

(in millions)	Quarters Ended
	March 31, 2024	March 26, 2023
Net sales	$6,845	$6,269
Operating profit	679	675
Operating margin	9.9%	10.8%
Aeronautics' net sales in the first quarter of 2024 increased $576 million, or 9%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $305 million on the F-35 program due to higher volume on production, development and sustainment contracts; $155 million on classified programs driven by higher volume; and $60 million on the F-16 program due to the ramp up on production.
Aeronautics' operating profit in the first quarter of 2024 was comparable to the same period in 2023. Operating profit increased $50 million on the F-16 program as operating profit for the first quarter of 2023 reflects the impact of unfavorable profit adjustments on a production contract and sustainment contracts as a result of schedule delays related to software and technical specification risks that did not recur in the first quarter of 2024. This increase was partially offset by lower operating profit of $30 million on the F-35 program primarily due to lower net profit adjustments on production contracts as a result of higher than anticipated material costs, partially offset by higher volume described above. Total net profit booking rate adjustments were $40 million lower in the first quarter of 2024 compared to the same period in 2023.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 31, 2024	March 26, 2023
Net sales	$2,993	$2,388
Operating profit	311	377
Operating margin	10.4%	15.8%

MFC’s net sales in the first quarter of 2024 increased $605 million, or 25% compared to the same period in 2023. The increase was primarily attributable to higher net sales of $460 million for tactical and strike missile programs due to production ramp up on Guided Multiple Launch Rocket Systems (GMLRS), High Mobility Artillery Rocket System (HIMARS), Joint Air-to-Surface Standoff Missile (JASSM) and Long Range Anti-Ship Missile (LRASM) programs; and $100 million for integrated air and missile defense programs primarily due to higher volume on PAC-3 and Terminal High Altitude Area Defense (THAAD).

MFC’s operating profit in the first quarter of 2024 decreased $66 million, or 18%, compared to the same period in 2023. The decrease was primarily attributable to lower operating profit for tactical and strike missile programs due to a $100 million reach-forward loss recognized for an option on a classified program and an unfavorable profit adjustment on HELLFIRE as a result of additional costs expected to be incurred associated with a contract claim, partially offset by the production ramp up described above. Total net profit booking rate adjustments, inclusive of the $100 million loss described above, were $120 million lower in the first quarter of 2024 compared to the same period in 2023.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 31, 2024	March 26, 2023
Net sales	$4,088	$3,510
Operating profit	430	350
Operating margin	10.5%	10.0%

RMS' net sales in the first quarter of 2024 increased $578 million, or 16% compared to the same period in 2023. The increase was primarily attributable to higher net sales of $295 million on integrated warfare systems and sensors (IWSS) programs due to new program ramp up within the laser systems portfolio and higher volume on the Aegis and radar programs; $150 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume; and $100 million for Sikorsky helicopter programs due to higher volume on Seahawk and CH-53K programs.

RMS' operating profit in the first quarter of 2024 increased $80 million, or 23%, compared to the same period in 2023. The increase was primarily attributable to higher operating profit of $40 million on IWSS programs due to higher volume described above and a favorable profit rate adjustment as a result of the delivery of a ground-based radar which retired the technical risk; and $25 million on Sikorsky helicopter programs due to higher volume described above and higher margins due to contract mix, partially offset by unfavorable profit adjustments on Seahawk programs. Total net profit booking rate adjustments were $30 million lower in the first quarter of 2024 compared to the same period in 2023.

Space

(in millions)	Quarters Ended
	March 31, 2024	March 26, 2023
Net sales	$3,269	$2,959
Operating profit	325	280
Operating margin	9.9%	9.5%

Space's net sales in the first quarter of 2024 increased $310 million, or 10%, compared to the same period in 2023. The increase was primarily attributable to higher net sales of $140 million for strategic and missile defense programs due to higher volume on Fleet Ballistic Missile (FBM) and ramp up in the hypersonic and Next Generation Interceptor (NGI) development programs; and higher net sales of $115 million for national security space programs due to higher volume on Transport Layer and GPS III programs and ramp up on the Tracking Layer program.

Space's operating profit in the first quarter of 2024 increased $45 million, or 16%, compared to the same period in 2023. The increase was primarily attributable to $30 million of higher equity earnings from the company's investment in United Launch Alliance (ULA) due to higher launch volume, and higher operating profit of $20 million on strategic and missile defense programs due to the higher volume described above. These increases were partially offset by lower operating profit of $25 million for national security space programs due to the impact of lower net favorable profit adjustments on Next Gen OPIR as a result of the timing of the award and incentive fee assessments. Total net profit booking rate adjustments were $30 million lower in the first quarter of 2024 compared to the same period in 2023.

Total equity earnings/(losses) (primarily ULA) represented approximately $15 million or 5% in the first quarter of 2024, compared to approximately $(15) million or (5)% for the same period in 2023.

Income Taxes

The company's effective income tax rate was 15.8% and 15.3% for the quarters ended March 31, 2024 and March 26, 2023. The rates for all periods benefited from research and development tax credits, tax deductions for foreign derived intangible income, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2024 Outlook
	Business segment operating profit (non-GAAP)	$7,175 - $7,375
	FAS/CAS operating adjustment[1]	~1,625
	Intangible asset amortization expense	~(245)
	Other, net	~(400)
	Consolidated operating profit (GAAP)	~$8,155 - $8,355

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 23, 2024, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 31, 2024	March 26, 2023
	Net sales	$17,195	$15,126
	Cost of sales	(15,202)	(13,080)
	Gross profit	1,993	2,046
	Other income (expense), net	36	(9)
	Operating profit	2,029	2,037
	Interest expense	(255)	(202)
	Non-service FAS pension income	16	110
	Other non-operating income, net	45	49
	Earnings before income taxes	1,835	1,994
	Income tax expense	(290)	(305)
	Net earnings	$1,545	$1,689
	Effective tax rate	15.8%	15.3%

	Earnings per common share
	Basic	$6.42	$6.63
	Diluted	$6.39	$6.61

	Weighted average shares outstanding
	Basic	240.7	254.7
	Diluted	241.6	255.7

	Common shares reported in stockholders’ equity at end of period	239	254

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 31, for the first quarter of 2024 and March 26, for the first quarter of 2023. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended
	March 31, 2024	March 26, 2023	% Change
Net sales
Aeronautics	$6,845	$6,269	9%
Missiles and Fire Control	2,993	2,388	25%
Rotary and Mission Systems	4,088	3,510	16%
Space	3,269	2,959	10%
Total net sales	$17,195	$15,126	14%

Operating profit
Aeronautics	$679	$675	1%
Missiles and Fire Control	311	377	(18%)
Rotary and Mission Systems	430	350	23%
Space	325	280	16%
Total business segment operating profit	1,745	1,682	4%
Unallocated items
FAS/CAS operating adjustment	406	415
Intangible asset amortization expense	(61)	(62)
Other, net	(61)	2
Total unallocated items	284	355	(20%)
Total consolidated operating profit	$2,029	$2,037	—%

Operating margin
Aeronautics	9.9%	10.8%
Missiles and Fire Control	10.4%	15.8%
Rotary and Mission Systems	10.5%	10.0%
Space	9.9%	9.5%
Total business segment operating margin	10.1%	11.1%

Total consolidated operating margin	11.8%	13.5%

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2024 Outlook	2023 Actual
Total FAS income CAS cost
FAS pension income	$—	$378
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension adjustment	$1,685	$2,103

Service and non-service cost reconciliation
FAS pension service cost	$(60)	$(65)
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension operating adjustment	1,625	1,660
Non-service FAS pension income	60	443
Total FAS/CAS pension adjustment	$1,685	$2,103

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	March 31, 2024	Dec. 31, 2023
Assets
Current assets
Cash and cash equivalents	$2,790	$1,442
Receivables, net	2,257	2,132
Contract assets	14,050	13,183
Inventories	3,278	3,132
Other current assets	583	632
Total current assets	22,958	20,521

Property, plant and equipment, net	8,354	8,370
Goodwill	10,789	10,799
Intangible assets, net	2,151	2,212
Deferred income taxes	3,024	2,953
Other noncurrent assets	7,687	7,601
Total assets	$54,963	$52,456

Liabilities and equity
Current liabilities
Accounts payable	$3,523	$2,312
Salaries, benefits and payroll taxes	2,679	3,133
Contract liabilities	8,745	9,190
Current maturities of long-term debt	168	168
Other current liabilities	2,584	2,134
Total current liabilities	17,699	16,937

Long-term debt, net	19,250	17,291
Accrued pension liabilities	6,133	6,162
Other noncurrent liabilities	5,231	5,231
Total liabilities	48,313	45,621

Stockholders’ equity
Common stock, $1 par value per share	239	240
Additional paid-in capital	—	—
Retained earnings	15,222	15,398
Accumulated other comprehensive loss	(8,811)	(8,803)
Total stockholders’ equity	6,650	6,835
Total liabilities and equity	$54,963	$52,456

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 31, 2024	March 26, 2023
Operating activities
Net earnings	$1,545	$1,689
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	351	325
Stock-based compensation	61	57
Deferred income taxes	(77)	(117)
Changes in assets and liabilities
Receivables, net	(125)	(78)
Contract assets	(867)	(871)
Inventories	(146)	(383)
Accounts payable	1,301	1,217
Contract liabilities	(445)	(152)
Income taxes	341	414
Qualified defined benefit pension plans	(1)	(94)
Other, net	(303)	(443)
Net cash provided by operating activities	1,635	1,564

Investing activities
Capital expenditures	(378)	(294)
Other, net	6	35
Net cash used for investing activities	(372)	(259)

Financing activities
Issuance of long-term debt, net of related costs	1,980	—
Repurchases of common stock	(1,000)	(500)
Dividends paid	(780)	(784)
Other, net	(115)	(128)
Net cash provided by (used for) financing activities	85	(1,412)

Net change in cash and cash equivalents	1,348	(107)
Cash and cash equivalents at beginning of period	1,442	2,547
Cash and cash equivalents at end of period	$2,790	$2,440

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	March 31, 2024	Dec. 31, 2023
Aeronautics	$57,035	$60,156
Missiles and Fire Control	31,297	32,229
Rotary and Mission Systems	38,030	37,726
Space	33,006	30,456
Total backlog	$159,368	$160,567

	Quarters Ended
Aircraft Deliveries	March 31, 2024	March 26, 2023
F-35	—	5
F-16	3	1
C-130J	4	2
Government helicopter programs	13	10
Commercial helicopter programs	—	1
International military helicopter programs	—	—

	Number of Weeks in Reporting Period[1]	2024	2023
	First quarter	13	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.